Exhibit 99.1

X-Rite Grows Operating Income 117% in Third Quarter and Achieves Ninth Consecutive Quarter of Revenue Growth

    GRANDVILLE, Mich.--(BUSINESS WIRE)--Oct. 21, 2004--X-Rite,
Incorporated (NASDAQ:XRIT), today announced its financial results for the third quarter ended October 2, 2004.

    Third Quarter Highlights:

    --  Highest third quarter sales in the Company's history

    --  Ninth consecutive quarter of year-over-year sales growth

    -- Operating income growth of 117% versus prior year third quarter

    The Company reported net sales of $27.1 million for the third quarter of 2004 compared to $26.8 million in the third quarter last year, an increase of 1.1 percent. Operating income increased 117 percent to $1.4 million for the quarter compared to $0.6 million in the prior year. Gross margins increased to 65.0 percent in third quarter of 2004 compared to 62.5 percent in 2003 due to product mix, hardware and software bundling and manufacturing efficiencies. Operating income was 5.1 percent of sales in the third quarter of 2004 as compared to 2.4 percent in the prior year period. Net income for the three months was $1.5 million, or 7 cents per diluted share versus $0.3 million and 1 cent per diluted share for the comparable period last year.
    In addition, the Company recorded a tax benefit of $0.6 million in the third quarter as a result of a review of its 2000 through 2002 tax positions related to R&D credits and foreign sales. This benefit reduced our effective tax rate to 11.4% for the third quarter.
    For the nine months ended October 2, 2004, net sales were $87.5 million, which is an 11.3 percent increase over $78.6 million in the prior year period. Operating income for the nine month period was $
7.9 million, which represents a 65.8 percent increase over the same period in 2003. Net loss for the nine months was $2.9 million, or 14 cents per share versus net income of $3.3 million, or 16 cents per diluted share for the comparable period last year. The nine month results for 2004 contain $8.6 million of non-cash interest charges related to the accounting under SFAS No. 150 for stock repurchase agreements with the Company's founders. Net income, excluding the SFAS No. 150 charge was $5.6 million, or 27 cents per diluted share, for the first nine months of 2004, an increase of 72.5 percent over 2003.
    "This year our third quarter revenue was negatively impacted by longer than anticipated manufacturing and testing ramp up periods for two key new products," said Michael C. Ferrara, Chief Executive Officer of X-Rite. "We've also experienced lower demand from our large North American mini lab customers versus last year. Despite these challenges, we are pleased to report our ninth consecutive quarter of year-over-year growth and the highest third quarter sales in our Company's history."
    "Customer demand for our new products is very strong and will positively impact our markets in 2005 and beyond," commented Ferrara. "Our continuing investments in new products and strong customer relationships allow us to remain a leader in the markets we serve and will help position our Company for future growth."
    "Our cost management efforts continue to pay off," commented Mary
E. Chowning, X-Rite's Chief Financial Officer. "Operating expenses through the first nine months of 2004 were 56.0 percent of revenues versus 57.1 percent in 2003. Our revenue growth coupled with cost control is driving the leverage of our operating expense base. Additionally, gross margins improved for the nine month period by close to 2.0 percent over the prior year period. These improvements are driven by changes in the product mix toward software and bundled systems as well as improvements in manufacturing."

    The following table reconciles the Company's adjusted results to GAAP net (loss) income:
-0-
*T

                                  Nine months ending October 2, 2004
                                --------------------------------------
                                      2004                 2003
                                -----------------    -----------------
                                   $    Per Share       $    Per Share
                                ------- ---------    ------- ---------
Net income (loss) (GAAP basis)  (2,904)   (.14)       3,274     .16
Specific items
  SFAS No. 150 impact            8,551     .41            -       -
                                ------- ---------    ------- ---------
Net income excluding
 specific items                  5,647     .27        3,274     .16
                                ======= =========    ======= =========
*T

    Conference Call

    The Company will conduct a live audio webcast discussing its third quarter 2004 results on Thursday, October 21, 2004 at 11:00 a.m. EDT. The call will be co-hosted by Michael C. Ferrara, the Company's Chief Executive Officer and Mary E. Chowning, its Chief Financial Officer. To access this web cast, as well as all future webcasts, use the X-Rite corporate website at www.x-rite.com. Select the Investor Relations page and click on the conference call link for the web cast. In addition, an archived version of the web cast conference call will be available on X-Rite's website shortly after the live broadcast.

    About X-Rite

    X-Rite is a leading provider of color measurement solutions comprised of hardware, software and services for the verification and communication of color data. The Company serves a broad range of industries, including graphic arts, digital imaging, industrial, and retail color matching. X-Rite is global, with 18 offices throughout Europe, Asia, and the Americas markets serving customers in over 80 countries.

    Forward-Looking Statements/Use of Non-GAAP Financial Information

    This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements, due to a variety of factors, some of which may be beyond the control of the Company. Factors that could cause such differences include the Company's ability to sustain increased sales, improve operations and realize cost savings, competitive and general economic conditions, ability to access into new markets, acceptance of the Company's products and other risks described in the Company's filings with the Securities & Exchange Commission.
    In addition to the results reported in accordance with generally accepted accounting principles (GAAP) within this press release, X-Rite has provided certain information, which are considered non-GAAP financial measures. Management believes that these non-GAAP financial measures are useful to both management and its investors in their analysis of the Company's underlying business and operating performance. Management also uses this information for operational planning and decision-making purposes. Non-GAAP financial measures should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by X-Rite may not be comparable to similarly titled measures reported by other companies.



                   Consolidated Financial Highlights
                 (Unaudited - in thousands except EPS)


                             Q3       Q2       Q1       Q4       Q3
                            2004     2004     2004     2003     2003
                          -------- -------- -------- -------- --------

Net Sales                 $27,137  $31,826  $28,528  $38,504  $26,818
Gross Profit               17,651   21,094   18,157   25,100   16,767

Gross Profit Percent         65.0%    66.3%    63.6%    65.2%    62.5%

Selling and Marketing       7,669    8,397    8,045    9,039    8,124
General and
 Administrative             4,314    4,027    4,329    5,478    3,943
R&D and Engineering         4,285    3,866    4,077    3,972    4,063
Impairment of Coherix
 Assets                         -        -        -    2,642        -

Operating Income            1,383    4,804    1,706    3,969      637

Other Income (Expense)         65     (266)     (65)    (159)    (133)
Interest Expense              (62)  (3,681)  (4,862)    (758)     (86)
Write-Down of Other
 Investments                    -        -        -   (3,416)       -
Pre-tax Income (Loss)       1,386      857   (3,221)    (364)     418

Net Income (Loss)          $1,543    $(680) $(3,767)  $2,207     $301

Earnings (Loss) Per Share
  Basic                     $0.07   $(0.03)  $(0.18)   $0.11    $0.01
  Diluted                   $0.07   $(0.03)  $(0.18)   $0.11    $0.01

Average Shares
 Outstanding
  Basic                    20,815   20,745   20,640   20,548   20,533
  Diluted                  21,174   20,745   20,640   20,739   20,711

Cash and Investments      $12,770   $9,647   $9,108  $14,102   $8,719
Accounts Receivable        18,311   20,961   18,696   22,815   18,251
Inventory                  17,557   16,467   16,352   16,014   16,051
Other Current Assets        4,031    4,125    4,214    3,182    3,060
Non-Current Assets         70,939   70,369   68,852   63,570   63,033
                          -------- -------- -------- -------- --------
  Total Assets            123,608  121,569  117,222  119,683  109,114

Current Liabilities        14,743   14,607   13,573   18,214   11,607
Noncurrent Liabilities     43,488   43,514   39,625   34,857   34,200
                          -------- -------- -------- -------- --------
  Total Liabilities        58,231   58,121   53,198   53,071   45,807

  Shareholders' Equity    $65,377  $63,448  $64,024  $66,612  $63,307

Capital Expenditures       $1,650   $1,423   $1,629   $1,095     $652
Depreciation and
 Amortization              $1,658   $1,326   $1,354   $1,826   $1,389


International Sales          47.7%    50.2%    45.4%    43.5%    41.5%



             Consolidated Financial Highlights, continued
                 (Unaudited - in thousands except EPS)


                       Quarter Ended             Nine Months Ended
                 -------------------------   -------------------------
                 October 2,  September 27,   October 2,  September 27,
                    2004         2003           2004         2003
                 ----------  -------------   ----------  -------------

Net Sales           $27,137    $26,818          $87,491    $78,640
Gross Profit         17,651     16,767           56,902     49,634

Gross Profit
 Percent               65.0%      62.5%            65.0%      63.1%

Selling and
 Marketing            7,669      8,124           24,111     22,480
General and
 Administrative       4,314      3,943           12,670     11,761
R&D and
 Engineering          4,285      4,063           12,228     10,633

Operating Income      1,383        637            7,893      4,760

Other Income
 (Expense)               65       (133)            (266)       216
Interest Expense        (62)       (86)          (8,605)       (87)
Write-Down of
 Other Investments        -          -                -       (246)

Pre-Tax Income
 (Loss)               1,386        418             (978)     4,643

Net Income
 (Loss)               1,543        301           (2,904)     3,274

Earnings (Loss)
 Per Share
  Basic & Diluted     $0.07      $0.01           $(0.14)     $0.16

Average Shares
 Outstanding
  Basic              20,815     20,533           20,733     20,338
  Diluted            21,174     20,711           20,853     20,571



    CONTACT: X-Rite, Incorporated
             Mary E. Chowning, 616-257-2777
             mchowning@xrite.com